Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
STAFFING 360 SOLUTIONS, INC.

STAFFING 360 SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The name of the Corporation is Staffing 360 Solutions, Inc. and the original Certificate of Incorporation of the Corporation was filed on October 12, 2016.

2.This Amended and Restated Certificate of Incorporation, (the “Certificate”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the vote of its stockholders in accordance with Section 212 of the General Corporation Law of the State of Delaware, and is to become effective as of 5:00 p.m. Eastern Time on June 15, 2017.

FIRST.  Name.  The name of the Corporation is Staffing 360 Solutions, Inc.

SECOND.  Registered Office; Registered Agent.  The Corporation’s registered office in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.  Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 60,000,000 shares, consisting of: (x) 40,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (y) 20,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a)Common Stock.  Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

(b)Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) (or any committee to which it may duly delegate the authority granted in this FOURTH) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock.  The authority of the Board of Directors (or such committee thereof) with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)the designation of the series, which may be by distinguishing number, letter or title;

(ii)the number of shares of the series, which number the Board of Directors (or such committee thereof) may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)the amounts payable on and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)the dates on which dividends, if any, shall be payable;

(v)the redemption rights and price or prices, if any, for shares of the series;

(vi)the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)restrictions on the issuance of shares of the same series or of any other class or series; and

(x)the voting rights, if any, of the holders of shares of the series.

(c)Series A Preferred Stock

(i)Designation and Amount. The shares of such series shall have a par value of $0.00001 per share and shall be designated as “Series A Preferred Stock” and the number of shares constituting the Series A Preferred Stock shall be 1,663,008 shares.  The Series A Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”).

(ii)Dividends.

(A)Payment of Dividends. The holders of the Series A Preferred Stock (each a “Series A Holder” and collectively, the “Series A Holders”) will be entitled to receive cash dividends (the “Dividend”) at the rate of twelve percent (12%) of the Stated Value per annum, payable monthly in cash, prior to and in preference to any declaration or payment of any dividend on the Common Stock of the Company.

(B)So long as any shares of Series A Preferred Stock are outstanding; the Corporation shall not declare, pay or set apart for payment any dividend on any shares of Common Stock or classes and series of preferred securities of the Corporation which by their terms do not rank senior to the Series A Preferred Stock (“Junior Stock”) (other than dividends payable in additional shares of Junior Stock), unless at the time of such dividend the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

(iii)Redemption: Mandatory and Optional Conversion.

(A)Redemption. Commencing on December 31st, 2018 (the “Redemption Date”), the Corporation shall redeem all of the shares of Series A Preferred Stock (a “Redemption”) of each Series A Holder, for cash or for shares of Common Stock in the Corporation’s sole discretion. The redemption price paid to each Series A Holder shall be equal to the Stated Value for each share of Series A Preferred Stock, multiplied by the number of shares of Series A Preferred Stock held by such Series A Holder, less the aggregate amount of Dividends paid to such Series A Holder through the Redemption Date (the “Redemption Purchase Price”).  On the Redemption Date, the Corporation shall confirm the number of shares of Series A Preferred Stock held by each Series A Holder in accordance with the following:

Name of Series A Holder	Number of Shares of Series A Preferred Stock Held
Matthew Briand	623,628
Brendan Flood	1,039,380

(B)Payment in Common Stock.

(1)If the Redemption Purchase Price is paid in shares of Common Stock, Holders shall initially receive thirteen one-hundredths (0.13) shares of Common Stock for each $1.00 of the Redemption Purchase Price.

(2)Upon the date the Redemption Purchase Price is paid, the Series A Preferred Stock shall be deemed cancelled.

(C)Transfer of Preferred Stock. The Series A Holder shall not, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “Transfer”) the Series A Preferred Stock, in whole or in part, or any right, title or interest herein or hereto, except to the estate of the Series A Holder upon death or to the administrator of the Series A Holder upon complete disability arid in accordance with the provisions of this Certificate.  Any attempt to Transfer the Series A Preferred Stock or any rights hereunder in violation of the preceding sentence shall be null and void ab initio and the Corporation shall not register any such Transfer. Upon the Transfer of the Series A Preferred Stock, in

whole or in part, through the use of an assignment form in a form reasonably satisfactory to the Corporation, and in accordance with applicable law or regulation, and the payment by the Series A Holder of funds sufficient to pay any transfer tax, the Corporation shall issue and register the Series A Preferred Stock in the name of the estate or administrator of the Series A Holder. Notwithstanding any other provision of this Certificate, no Transfer may be made pursuant to this Article FOURTH (c)(iii)(C) unless (a) the Transfer complies in all respects with the applicable provisions of this Certificate and (b) the Transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”).

(D)Covenants. Restrictive Legend.  Each certificate evidencing shares of Common Stock issued to the Series A Holder following the redemption of the Series A Preferred Stock shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

(E)Adjustment of Redemption Price if Paid in Shares of Common Stock.  The number of shares of Common Stock issuable upon the redemption of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(1)If the Corporation shall at any time after the effective date of this Certificate (a) subdivide the outstanding Common Stock, (b) combine the outstanding Common Stock into a smaller number of shares, or (c) declare a dividend or otherwise distribute to all holders of Common Stock (including any such distribution made to the stockholders of the Corporation in connection with a consolidation or merger in which the Corporation is the continuing company) evidences of its indebtedness, or assets, or rights, options, or warrants to subscribe for or purchase Common Stock, or securities convertible into or exchangeable for shares of Common Stock, then, in each case, the number of shares of Common Stock issuable upon the redemption of the Series A Preferred Stock shall be proportionately adjusted so that the Series A Holder after such time shall be entitled to receive the aggregate number and kind of shares, evidences, rights, options, warrants or securities which, if the Series A Preferred Stock had been redeemed immediately prior to such time, the Series A Holder would have owned upon such redemption and been entitled to receive by virtue of such dividend, subdivision, combination, or distribution.

(2)Change in Conversion Shares upon Consolidations and Mergers in Which the Corporation Is Not the Surviving Company and upon Certain Sales Leases, and Conveyances.  In case of any consolidation with or merger of the Corporation with or into another corporation or other entity (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation), or in case of any sale, lease, or conveyance to another corporation or entity of the property and assets of any nature of the Corporation as an entirety or substantially as an entirety (such actions being hereinafter collectively referred to as “Reorganizations”) there shall thereafter be deliverable upon redemption of the Series A Preferred Stock (in lieu of the number of shares of Common Stock theretofore deliverable) the kind and amount of shares of stock or other securities or property receivable upon such Reorganization by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the redemption of the Series A Preferred Stock for which the Series A Preferred Stock might have been redeemed immediately prior to such Reorganization.  The Corporation shall not effect any such Reorganization unless upon or prior to the consummation thereof the successor corporation, or if the Corporation shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the Series A Holder such shares of stock, securities, cash or other property as the Series A Holder shall be entitled to upon a conversion of the Series A Preferred Stock in accordance with the foregoing provisions.

(3)Change in Shares upon Certain Reclassifications, Consolidations, and Mergers.  In case of any reclassification or change of the Common Stock (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination of the outstanding shares of Common Stock, but including any change of the shares of Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation or entity into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination of the outstanding shares of Common Stock, but including any change of the shares into two or more classes or series of shares), the Series A Holder shall have the right thereafter to receive upon redemption of the Series A Preferred Stock solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock for which the Series A Preferred Stock might have been redeemed immediately prior to such reclassification, change, consolidation, or merger.

(4)Other Events. If any event occurs of the type contemplated by the provisions of this Article FOURTH (c)(iii)(E) but not expressly provided for by such provisions (including, without limitation, the granting to stockholders of the Corporation as a whole of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors will make an appropriate adjustment in the Redemption Price so as to protect the rights of the Series A Holder under this Certificate.

(5)No Impairment.  The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

(6)Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, or in any rights, options or warrants to subscribe for or to purchase Common Stock (such rights or options or warrants being herein called “Options”) or in any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”) or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(7)Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the redemption of the Series A Preferred Stock in any manner which interferes with the timely redemption of the Series A Preferred Stock into shares of Common Stock.

(F)Optional Conversion.  At any time prior to the Redemption Date, each Series A Holder may elect to convert the shares of Series A Preferred Stock held by such Series A Holder into shares of Common Stock (“Series A Conversion”). Upon any Series A Conversion, a Series A Holder shall receive thirteen one-hundredths (0.13) shares of Common Stock for every one share of Series A Preferred Stock that the Series A Holder elects to convert.

(G)Acceleration of Redemption Upon Change in Control.  Notwithstanding the foregoing, upon the consummation of any transaction resulting in a Change of Control of the Corporation, the Series A Holders shall have the right to declare the Redemption Purchase Price due and payable immediately. A “Change of Control” means a consolidation or merger of the Corporation with or into another company or entity in which the Corporation is not the surviving entity or the sale of all or substantially all of the assets of the Corporation to another company or entity not controlled by the then existing stockholders of the Corporation in a transaction or series of transactions.

(H)Acceleration of Redemption Upon Termination of Employment.  In the event of the termination by the Corporation of the employment of a Series A Holder without cause, the Series A Holder shall have the right to declare the Redemption Purchase Price due and payable immediately.

(iv)Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Corporation, the Series A Holders shall be entitled to receive out of the assets of the Corporation legally available for distribution, prior to and in preference to distributions to the holders of Common Stock or Junior Stock, and either in preference to or pari passu with the holders of any other series of preferred stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, an amount equal to the Stated Value of the Series A Preferred Stock less any dividends previously paid out on the Series A Preferred Stock. The remaining Assets of the Corporation shall be distributed to the holders of the outstanding equity securities of the Corporation in accordance with their liquidation rights.

(v)Voting Rights. Except as otherwise required by law, the Series A Preferred Stock shall have no voting rights.

(vi)Stock Register.  The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series A Preferred Stock, which will be prima facie indicia of ownership of all outstanding shares of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation, at the request of the record Series A Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Series A Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

FIFTH.  Management of Corporation.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)The precise number of directors shall be fixed and may be altered from time to time only by resolution of the Board of Directors of the Corporation.  No decrease in the number of directors shall shorten the term of any incumbent director.

(b)From the date of the effectiveness of this Certificate, the members of the Board of Directors (other than: (i) those directors elected by the holders of any series of Preferred stock provided for or fixed pursuant to the provisions of Article FOURTH hereof, if any (the “Preferred Stock Directors”); and (ii) the Non-Classified Directors as defined below), shall be divided into three classes, designated Class I, Class II and Non-Classified.  Class II directors shall initially serve until the annual meeting of stockholders occurring in the 2018, and Class I directors shall initially serve until the annual meeting of stockholders occurring in 2019.  Commencing with the annual meeting of stockholders in 2018, Class I or Class II directors whose term shall then be expiring, shall be elected to hold office for a two-year term and until such directors’ respective successors shall be duly elected and qualified.  Each member of the Board of Directors who is not assigned to either Class I or Class II (other than any Preferred Stock Directors), including such member’s respective successors shall be designated “Non-Classified Directors”, and shall, at each annual meeting of stockholders, be elected to serve for a term of one year and until such director’s successor shall be duly elected and qualified.

(c)Upon the effectiveness of this Certificate, any director who is assigned to Class I or Class II may be removed from office at any time, but only for cause by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.  Non-classified Directors may be removed from office at any time, for or without cause by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

(d)Except for directors, if any, elected by the holders of any series of preferred stock as provided for or fixed pursuant to any other provision hereof, if any, vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen subject to the election and disqualification of a successor and to such director’s earlier death, resignation or removal.

(e)Subject to this Article Fifth, the election of directors may be conducted in any manner approved by the officer of the Corporation presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.

(f)All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Corporation’s by-laws (the “By-Laws”) shall be vested in and exercised by the Board of Directors.

(g)The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation.

(h)To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law of the State of Delaware is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.  Any amendment or repeal of this clause (h) of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

(i)To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and advance expenses to the directors of the Corporation, provided that, except as otherwise provided in the By-Laws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors.  The rights provided by this clause (i) of this Article Fifth shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.  Any amendment or repeal of this clause (i) of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

SIXTH.  Stockholder Action by Written Consent; Stockholder Nominations and Proposals.  Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.  The By-Laws may establish procedures, in addition to those specified in Article Seventh, regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

SEVENTH.  Special Meetings.  Subject to the terms of any class or series of Preferred Stock and except as required by law, special meetings of the stockholders of the Corporation may be called only by: (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption); (ii) the Chairman of the Board; or (iii) the President; and shall be held at such place, if any, and on such date, and at such time as they shall fix.

EIGHTH.  Section 203 of the General Corporation Law.  The Corporation elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

NINTH.  Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the By-Laws (as either may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).  Any person or entity purchasing or otherwise acquiring any interests in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ninth.

TENTH.  Amendment.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may be amended, the Corporation may from time to time alter, amend, repeal or adopt, in whole or in part, any provisions of this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned sole stockholder of the Corporation has executed this Certificate of the Corporation on the 15th day of June, 2017.

Staffing 360 Solutions, Inc., a Delaware corporation

By, Staffing 360 Solutions, Inc., a Nevada corporation,

Its sole stockholder

By: /s/ Brendan Flood____________________________

Name: Brendan Flood

Title: Executive Chairman of the Board